Exhibit 99.1

Misonix, Inc. Enters into Exclusive Chinese Distribution Agreement for BoneScalpel

For Immediate Release

Corporate Contact	Investor Contact
Misonix Contact:	Joe Diaz
Joseph Dwyer	Lytham Partners
631-694-9555	602-889-9700
invest@misonix.com	info@misonix.com

FARMINGDALE, N.Y. – March 7, 2017 -- Misonix, Inc. (NASDAQ: MSON), a provider of minimally invasive therapeutic ultrasonic medical devices that enhance clinical outcomes, today announced that it has entered into an exclusive distribution agreement with Shandong Weigao Orthopedic Device Company Limited ("Weigao Orthopedic"), a subsidiary of Shandong Weigao Group Medical Polymer Company Limited (HKSE: 1066). Weigao Orthopedic is a medical device company in China specializing in research and development, production and sale of spine, trauma and joint orthopedic implants devices.

The terms of the distribution agreement grant exclusive rights to Weigao Orthopedic for the sale, marketing and distribution of Misonix’s BoneScalpel in the People's Republic of China, Hong Kong, and Macau for an initial period of five years.

Mr. Stavros Vizirgianakis, President and Chief Executive Officer of Misonix, said, “We are pleased to enter into this distribution agreement with Weigao Orthopedic, one of the most highly regarded orthopedic and spine surgery device providers in the People’s Republic of China. They have a broad distribution network and relationships with medical institutions that will benefit from the solutions that the BoneScalpel has to offer. We look forward to a mutually beneficial relationship working with Weigao Orthopedic to introduce and embed our products throughout the PRC, Hong Kong and Macau.”

Mr. Gong Jianbo, Chief Executive Officer and Executive Director of Weigao Orthopedic, commented, "We are very pleased with this partnership and for exclusive distribution rights to BoneScalpel. We greatly appreciate the controlled cutting, sparing of soft tissue and the reduction in bleeding that the BoneScalpel provides. Misonix’s ultrasonic bone cutting technology has been quickly gaining the attention of spine surgeons around the world and our team is excited to bring this important technology to surgeons across China.”

Scott Ludecker, Senior Vice President of Global Sales and Marketing, said, “We greatly appreciate the opportunity to work with one of the leaders in the orthopedic industry in the PRC. We have conducted extensive due diligence on identifying a partner for this most important market for our leading-edge ultrasonic surgical tools. It was clear from the beginning that both companies share a common vision for the future of spine surgery and the important role that BoneScalpel plays in enabling better and safer outcomes for surgeons and the patients they treat.”

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $1.5 billion annually; Misonix's proprietary ultrasonic medical devices are used in spine surgery, neurosurgery, orthopedic surgery, wound debridement, cosmetic surgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

About Shandong Weigao Group
Shandong Weigao Group and its subsidiaries are principally engaged in the research and development, production and sale of single-use medical devices. The Group has a wide range of products, which includes consumables, orthopedic materials, and blood purification consumables and equipment. The Group's main production facilities are situated in Weihai, Shandong Province. The Group is incorporated in the People's Republic of China and has an extensive sales network comprising 28 sales offices, 34 customer liaison centers and 222 cities with sales representatives. Shandong Weigao Group has a total customer base of 5,298 (including 3,132 hospitals, 414 blood stations, 643 other medical units and 1,109 distributors). For more information on Shandong Weigao Group, please visit http://en.weigaogroup.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, the impact of the pending investigation by the Department of Justice and Securities Exchange Commission, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

# # #